Exhibit 99.1

FOR IMMEDIATE RELEASE

October 25, 2006

Contacts:

Cynthia Mahoney White

Manager,	Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

Mobile: (518) 527-1172

cynthia_mahoneywhite@plugpower.com

Robert Powers

Acting, Chief Financial Officer

Phone: (518) 782-7700 ext. 1280

Mobile: (518) 368-6513

robert_powers@plugpower.com

PLUG POWER PROVIDES PROGRESS UPDATE

AND FINANCIAL RESULTS FOR THIRD QUARTER

Year-to-date GenCore orders exceed 400

LATHAM, NY – October 25, 2006 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable on-site energy products, today reported operational accomplishments and financial results for the quarter ended September 30, 2006.

“We have received orders for more than 400 systems so far this year, and we continue to gain traction within the global telecommunications market sector,” said Roger Saillant, Plug Power’s CEO. “We remain confident that we will achieve each of our publicly disclosed milestones for 2006.”

Key accomplishments against 2006 milestones include:

Grow the number of GenCore® orders received to between 500 and 750:

Plug Power grew year-to-date order total to more than 400 units. Among the orders was the previously announced follow-on purchase order for 120 systems by IST Holdings (PTY) Ltd., Plug Power’s South African distributor, with the majority of the systems targeted for telecommunication customers.

Expand GenCore product line feature set:

The Company exhibited its new battery-free GenCore backup fuel cell system, which uses ultracapacitor technology, at the 9th annual GSM 3G Africa conference, a leading Pan-African communication event. The ultracapacitor solution is designed to provide more reliable and durable on-site backup power in remote regions with severe climates that negatively impact battery life spans and overall performance. Plug Power systems are currently installed with telecommunication customers in a region where temperatures routinely exceed 100 degrees Fahrenheit.

Expand testing and evaluation of next-generation GenSys® continuous run product with targeted customers in the telecommunications industry:

As part of its ongoing assessment for the telecommunications market Plug Power has shipped more than 20 GenSys® units, 10 of which were commissioned at Robins Air Force Base in Georgia and eight of which are expected to be commissioned next month at NASA Glenn Research Center in Ohio. Plug Power is in negotiations with select wireless telecommunications companies with whom it expects to deploy GenSys evaluation systems later this year.

Enhance Company portfolio of strategic distribution and service partners while continuing to foster and lead industry collaboration:

Plug Power signed a Strategic Partner Agreement with the National Innovation Company New Energy Projects (NIC NEP) to collaborate on technology and market development efforts in Russia. Based on both technical and market considerations, Plug Power and NIC NEP expect to develop a comprehensive, prioritized product roadmap to drive product development and technology delivery activities in line with Russian market requirements.

The Company also formed a collaborative relationship with NexTech Materials, Ltd. to investigate development of solid oxide fuel cell power systems, including joint activities such as market research, fuel cell stack development and testing, system design and prototype construction.

Financial results:

Total revenue for the third quarter ended September 30, 2006, was $1.8 million, compared to $3.9 million for the third quarter in 2005. Year-to-date total revenue was $6.8 million, compared to $10.8 million in the prior year period. The Company continues to defer product and service revenue, a component of total revenue, at the time of sale and amortize that revenue over the period of the underlying service and other contractual obligations. Deferred revenue was $3.2 million at September 30, 2006, compared to $3.1 million at December 31, 2005.

Research and development expenses were $11.6 million for the third quarter of 2006 compared to $9.5 million during the same quarter in 2005. Year-to-date R&D expenses were $30.6 million for the nine months ended September 30, 2006, compared to $27.1 million for the nine months ended September 30, 2005.

Net loss for the quarter ended September 30, 2006, was $11.9 million, or $0.14 per share, compared to $11.9 million, or $0.15 per share, for the same period in 2005. Year-to-date net loss was $37.0 million, or $0.43 per share, compared to $35.3 million or $0.47 per share for the same period last year.

Net cash used in operating activities for the third quarter ended September 30, 2006, was $11.2 million, compared to $10.7 million in 2005. Year-to-date net cash used in operating activities was $32.8 million compared to $30.1 million in the prior year.

As of September 30, 2006, the Company had $278.5 million in unrestricted cash and marketable securities and $278.6 million in working capital.

For more detailed information, see the attached financial highlights.

Conference call:

Plug Power has scheduled a conference call today at 10 a.m. (EDT) to review its third quarter 2006 results for all interested parties. The dial-in phone number for the conference call is (617) 614-3944, pass code 7584 (PLUG). The webcast can be accessed by going directly to the Company’s Web site at www.plugpower.com and selecting the conference call link on the home page. A playback of the call will be available on the Web site for a period following the call.

About Plug Power

Plug Power Inc. is an established leader in the deployment of clean, reliable, on-site energy products. More than 650 Plug Power fuel cell systems have been delivered to customers worldwide in commercial, public sector, telecommunications, utility and uninterruptible power supply markets. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that possible benefits of strategic relationships such as NIC NEP do not materialize; the timing and quantity of orders for the GenCore product; Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products and other risks and uncertainties discussed under “Item IA—Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on March 14, 2006, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Plug Power Inc.

Financial Highlights

Balance Sheets:

(unaudited)	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$43,043,744	$21,877,726
Restricted cash	385,000	385,000
Marketable securities	235,421,645	75,685,634
Accounts receivable	1,228,585	1,516,969
Inventory	4,713,322	4,692,515
Prepaid expenses and other current assets	1,938,704	1,524,004

Total current assets	286,731,000	105,681,848

Restricted cash	3,580,274	3,580,274
Property, plant and equipment, net	18,654,981	19,826,111
Goodwill	10,388,980	10,388,980
Other assets	227,945	307,164

Total assets	$319,583,180	$139,784,377

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,309,322	$2,660,130
Accrued expenses	2,314,292	3,835,973
Deferred revenue	3,161,120	3,148,048
Current portion of capital lease obligation and long-term debt	385,000	526,806

Total current liabilities	8,169,734	10,170,957

Long-term debt	3,603,641	3,603,641
Other liabilities	1,098,042	1,054,888

Total liabilities	12,871,417	14,829,486

Stockholders' equity	306,711,763	124,954,891

Total liabilities and stockholders' equity	$319,583,180	$139,784,377

Statements of Operations:

(unaudited)	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenue
Product and service revenue	$676,378	$1,309,718	$2,275,958	$3,839,757
Research and development contract revenue	1,079,161	2,570,957	4,519,446	6,918,289

Total revenue	1,755,539	3,880,675	6,795,404	10,758,046

Cost of revenue and expenses
Cost of product and service revenue	761,453	796,057	3,318,813	2,479,038
Cost of research and development contract revenue	1,335,963	3,364,876	6,223,503	9,534,668

Research and development expense:
Noncash stock-based compensation	712,851	386,777	2,093,126	1,136,131
Other research and development	10,855,776	9,121,130	28,496,477	25,934,314
General and administrative expense:
Noncash stock-based compensation	319,595	274,739	1,085,715	878,688
Other general and administrative	3,123,729	1,980,584	7,800,212	5,855,418

Operating loss	(15,353,828)	(12,043,488)	(42,222,442)	(35,060,211)

Interest income	3,532,965	669,182	5,353,011	1,224,906
Interest expense	(55,932)	(45,257)	(158,286)	(108,119)

Loss before equity in losses of affiliates	(11,876,795)	(11,419,563)	(37,027,717)	(33,943,424)

Equity in losses of affiliates	—	(448,274)	—	(1,347,003)

Net loss	$(11,876,795)	$(11,867,837)	$(37,027,717)	$(35,290,427)

Loss per share: Basic and diluted	(0.14)	(0.15)	(0.43)	(0.47)

Weighted average number of common shares outstanding	86,184,390	80,193,623	86,045,202	75,728,709